CONFIDENTIAL PORTIONS REDACTED AND FILED WITH THE COMMISSION [***] SYMBOLIZES LANGUAGE OMITTED PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATEMENT.

PURCHASE AND SALE AGREEMENT

Dated as of November 1, 2004

By and Among

J-W OPERATING COMPANY, COHORT ENERGY COMPANY, J-W GATHERING COMPANY, J-W POWER COMPANY, WESTERMAN, LTD., CARL A. WESTERMAN AND LOYLE P. MILLER

as Sellers,

and

BERRY PETROLEUM COMPANY

as Purchaser

________________________________________________________________________

this agreement contains indemnity provisions, waivers of representations and warranties, a waiver of consequential damages and a waiver of the dtpa

Table of Contents

Page

PRELIMINARY MATTERS-USAGE 1

Article I 2

1.1 Purchase and Sale 2

1.2 Assets 2

1.3 Excluded Assets 4

1.4 Effective Time 4

Article II 4

2.1 Purchase Price 4

2.2 Performance Deposit and Payment 5

2.3 Allocated Values 5

2.4 Adjustments to Purchase Price 5

2.5 Determination of Adjusted Purchase Price 7

Article III 9

3.1 Seller's Title 9

3.2 Definitions of 'Defensible Title' and 'Title Defects' 9

3.3 Definition of Permitted Encumbrances 10

3.4 Title Failure: Defect Adjustments 11

3.5 Increases in Net Revenue Interest 12

3.6 Arbitration Procedures 12

3.7 Effect of Defective Interests on Closing 13

3.8 Preferential Rights and Environmental Inspections 14

3.9 Environmental Inspection 16

3.10 NORM 16

3.11 Environmental Releases and Indemnities 17

3.12 Casualty Loss 18

Article IV 19

4.1 Access to Records 19

4.2 Independent Investigation, Related Indemnity and Disclaimer 19

4.3 Covenants Regarding Conditions to Closing 20

4.4 Public Announcements 20

4.5 Confidentiality 20

4.6 Hiring of Sellers' Employees 20

4.7 Consents 21

4.8 Negative Covenants 21

4.9 Operations Prior to Closing 22

4.10 Insurance 22

4.11 Reports 22

4.12 Information 22

4.13 Exclusivity 22

4.14 Transfer of Operations 23

4.15 Sellers' Financial Records and Data 23

Article V 24

5.1 Existence/Sale of Assets 24

5.2 Power 24

5.3 Authorization and Enforceability 24

5.4 Liability for Brokers' Fees 25

5.5 Violations, Claims and Litigation 25

5.6 Taxes, Royalties and Assessments 25

5.7 Compliances 25

5.8 Operations and Production 25

5.9 Insurance 25

5.10 No Adverse Changes 26

5.11 Calls on Production 26

5.12 Gas Imbalances 26

5.13 Suspense Accounts 26

5.14 Information 26

5.15 Preferential Purchase Rights and Consents 27

5.16 Employees and Employee Benefits 27

Article VI 27

6.1 Existence 28

6.2 Power 28

6.3 Authorization and Enforceability 28

6.4 Liability for Brokers' Fees 28

6.5 Claims and Litigation 28

6.6 Knowledge and Experience 28

Article VII 29

7.1 Conditions of Sellers to Closing 29

7.2 Conditions of Purchaser to Closing 29

7.3 Time and Place of Closing 31

7.4 Obligations of Sellers at Closing 31

7.5 Obligations of Purchaser at Closing 32

Article VIII 33

8.1 Termination 33

8.2 Effect of Termination 33

Article IX 34

9.1 Taxes and Fees 34

9.2 Further Assurances 34

9.3 Purchaser's Post-Closing Obligations 34

9.4 Sellers' Post-Closing Obligations 35

9.5 Files and Records 35

9.6 Disclaimers of Representations and Warranties 36

9.7 Waiver of DTPA 36

9.8 Survival 37

9.9 Recording 37

9.10 Suspense Funds; Cure Amounts 37

9.11 Royalty and Rental Payment Obligations 37

9.11 Sellers' Covenant Not to Compete 37

Article X 38

10.1 Counterparts 38

10.2 Notice 38

10.3 Expenses 39

10.4 Governing Law 39

10.5 Captions 39

10.6 Waivers 39

10.7 Assignment 39

10.8 Entire Agreement 39

10.9 Amendment 40

10.10 Exhibits and Schedules 40

10.11 Limitation on Liability 40

10.12 Binding Effect, Third Parties and Joint Ventures 40

10.13 Time of the Essence 40

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement"), executed on December 3, 2004, but effective as of November 1, 2004 (the "Effective Date"), is made and entered into by and among J-W Operating Company ("J-W"), Cohort Energy Company ("Cohort"), J-W Gathering Company ("JWG"), J-W Power Company ("JWP"), Westerman, Ltd. ("WLTD"), Carl A. Westerman ("CAW") and Loyle P. Miller ("LPM" and, collectively with J-W, Cohort, JWG, JWP, WLTD and CAW, "Sellers," with each such Party sometimes referred to herein individually as a "Seller"), and Berry Petroleum Company ("Purchaser" and, together with Sellers, the "Parties").

In consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

PRELIMINARY MATTERS-USAGE

Interpretation. In this Agreement, unless a clear contrary intention appears:

the singular number includes the plural number and vice versa;

reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

reference to any gender includes the other gender;

reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, and shall include all addenda, exhibits, and schedules thereto;

"hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

"including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

references to the "date hereof" shall mean the execution date of this Agreement.

Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with generally accepted accounting principles, as used in the U.S. oil and gas industry ("GAAP").

Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

Definitions. In addition to terms defined elsewhere in this Agreement, the following terms, when used in this Agreement, shall have the meanings set forth below:

"Affiliate" shall mean with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or voting interests, by contract or otherwise.

"Person" shall mean any individual, governmental authority, corporation, general or limited partnership, association, limited liability company, trust, joint venture or unincorporated entity of any kind.

Article I

Purchase and Sale

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets (as defined in Section 1.2).

1.2 Assets. As used herein, the term "Assets" means all of Sellers' right, title and interest in and to the following:

(a) All of Cohort's, WLTD's, CAW's and LPM's right, title, and interest in, to, under or derived from the oil, gas and other mineral leases and mineral interests described in Exhibit A hereto, and the estates and mineral rights created thereby or relating thereto, including, but not limited to, all working or leasehold interests, royalty interests, overriding royalty interests, production payments, net profits interests, and all other interests of any nature of any Seller in such oil, gas and other mineral leases and mineral interests (collectively, the "Leases");

(b) Cohort's, WLTD's, CAW's and LPM's right, title and interest in and to all oil, gas, water injection, water disposal and all other wells located on the Leases or on lands pooled or unitized therewith, including the wells described in Exhibit B hereto (collectively, the "Wells");

(c) Cohort's, WLTD's, CAW's and LPM's interests in or rights to all oil, gas or other hydrocarbon or mineral production from the Leases and Wells ("Production");

(d) J-W's, Cohort's, WLTD's, CAW's and LPM's right, title and interest in, to under or derived from all agreements relating to or affecting the Leases or Wells, including those set forth in Exhibits C-1 and C-2 hereto (collectively, the "Oil and Gas Contracts");

(e) Cohort's, WLTD's, CAW's and LPM's interest in or rights to all other real property, fee and mineral interests, personal property, fixtures, facilities, improvements, buildings and equipment, used or held for use in connection with or charged to the Leases or Wells for the exploration, production, treatment, storage, injection, transportation, marketing, sale or disposal of oil, gas or other hydrocarbons, minerals or water produced therefrom or attributable thereto, including all pipeline easements, rights-of-way, permits and licenses used or held for use in connection with the ownership or operation of the Leases or Wells, including those set forth in Exhibits D-1 through D-5 (collectively, the "Ancillary Property");

(f) JWG's interests in and rights to all gathering lines, compression sites, transportation lines, facilities, improvements, leases, easements, rights of way, utility agreements, dehydrators, tanks, interconnections, interconnection agreements, marketing agreements, firm transportation agreements, gathering agreements, gas sales and other agreements, buildings and other equipment, used or held for use for, or relating to, the gathering, transportation of oil, gas or other hydrocarbons, minerals or water ("Yuma Gathering System"), including those set forth in Exhibits E-1 through E-4 hereto;

(g) JWP's interests in and rights to all compressors, compression equipment, compressed gas sites, compression agreements, and agreements relating to the foregoing, including those described in Exhibits F-1 through F-2 hereto ("Compression Property").

(h) J-W's vehicles as described in Exhibit G hereto ("Vehicles");

(i) Sellers' inventory, the material items of which are described in Exhibit H hereto ("Inventory");

(j) All permits, licenses or other authorizations with respect to the ownership or operation of the Leases, Wells, Production, Ancillary Property, Yuma Gathering System, Compression Property, or Vehicles (collectively, the "Permits"); and

(k) All originals (or copies to the extent that Sellers do not possess the originals) of all books, files, data and records, including computer and electronic files and records in Sellers' possession, custody or control, or to which Sellers are otherwise entitled, relating to the Leases, Wells, Oil & Gas Contracts, Production, Ancillary Property, Yuma Gathering System, Compression Property, Vehicles, Inventory and Permits or the maintenance or operation thereof, including but not limited to all maps, drilling reports, engineering data, logs, and seismic and geological and geophysical data, analyses, information and tax filings, but excluding the income tax records of Sellers (collectively, the "Records").

It is the intention of the Parties that Sellers shall sell and convey, and Purchaser shall purchase, accept and pay for, all of Sellers' rights, titles, interests described in the Waterous & Co. 2004 Northeast Colorado Divestiture package and/or in the so-called Virtual Data Room established and administered on behalf of Sellers by Waterous & Co. (the "Offering Materials"), whether or not such rights, titles, and interests are described above or in an Exhibit or Schedule hereto, but specifically excluding the Excluded Assets (whether or not such Excluded Assets are described in the Offering Materials).

1.3 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.2 or elsewhere in this Agreement, the Assets shall not include the following), all of which shall be excluded from the purchase and sale hereunder and shall remain the property of Sellers after the Closing (collectively, the "Excluded Assets"):

(a) the real estate upon which the office, yard and outbuildings are located at 36629 Highway 385 Wray, Colorado 80758, plus the building, furniture, inventory, drilling rigs, workover rigs, vehicles and other equipment owned by J-W (other than any Asset described on Exhibits A through H hereto) and Excell Services, Inc. located on such real estate;

(b) the real estate, easements, rights of way (some of which are listed on Exhibit I-1 hereto), compressors, dehydrators, pipelines, meters and other equipment which comprises the Northwest Republican compressor site;

(c) The CNG station situated on a parcel of land in the SE/4 of the SW/4 of Sec 2, T1N, R44W which Q-West purchased from Kelly and Deb Deterding on or about September 25, 1991, and consisting of the land, CNG compressor package, CNG storage vessels, 2 dispensers, automated measurement and reporting system, metal building, fence, lighting, electrical panels, wiring, gas piping, valves, fittings, easements, rights of way (including those listed on Exhibit I-2 hereto) and 12,120 feet +/- of 2-3/8" coated line pipe running from the CNG station to the Wray PLD on the Southern Star Central Gas Pipeline;

(d) all compressors owned by JWP not listed in Exhibit F-1; and

(e) all rights, titles, interests, assets and properties listed in Exhibit I-3 hereto.

1.4 Effective Time. Possession of the Assets shall be transferred from Sellers to Purchaser at the Closing, as defined in Section 7.3, but the transfer of ownership shall be effective for accounting and other purposes set forth herein as of 7:00 AM (local time where the Assets are located) on the Effective Date (the "Effective Time").

Article II

Purchase Price

2.1 Purchase Price. The purchase price payable by Purchaser for the Assets shall be One Hundred and Ten Million Dollars ($110,000,000.00) (the "Purchase Price"), subject to adjustment as provided in Sections 2.4 and 2.5 below, and, as adjusted and after crediting the amount of the Performance Deposit and any interest thereon, shall be payable in immediately available funds at the Closing.

2.2 Performance Deposit and Payment. Purchaser has deposited or is depositing in an account with JP Morgan Chase Bank, N.A. (the "Performance Deposit Account") at the time of the execution of this Agreement the sum of $5,500,000.00 (the "Performance Deposit"). The Performance Deposit Account shall be established in a manner which permits the Performance Deposit, and any interest which accrues thereon, to be withdrawn on the basis of signatures from an authorized representative of Purchaser and from one authorized representative of all Sellers. The Performance Deposit shall be non-refundable except as provided below. At Closing, the authorized representative of Purchaser and the authorized representative of Sellers shall execute appropriate written instructions directing JP Morgan Chase Bank, N.A. to disburse the Performance Deposit together with any interest accrued thereon to Sellers, which amounts shall be credited against the Adjusted Purchase Price.

2.3 Allocated Values. Sellers and Purchaser have agreed to allocate the Purchase Price to the Assets for tax purposes as set forth on Exhibit J hereto (the "Tax Purchase Price Allocation"). Sellers and Purchaser shall prepare and timely file such reports and information returns as may be required under Section 1060 of the Internal Revenue Code of 1986, as amended ("Code") and any regulations thereunder to report the Tax Purchase Price Allocation. Sellers agree that they will not take, nor will they permit any Affiliate to take, for federal or state income tax purposes, any position inconsistent with the Tax Purchase Price Allocation.

2.4 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows and the resulting aggregate amount shall be referred to herein as the "Adjusted Purchase Price".

(a) With respect to each Seller, such Seller's allocable share of the Purchase Price shall be adjusted upward (without duplication) by the following ("Adjustment Period Costs"):

(i) The aggregate amount of all production expenses, operating expenses and all other expenditures attributable to the exploration, development, operation or maintenance of the Assets during the period beginning on the Effective Date and ending on the Closing Date (the "Adjustment Period") and actually paid by such Seller prior to the Closing Date. Purchaser shall pay all such production, operating and other expenses accrued but unpaid at the Closing Date and relating to periods of time after the Effective Time;

(ii) The aggregate amount of all prepaid ad valorem, property, production, severance and similar taxes (but not including income, franchise or similar entity level taxes) paid by such Seller based upon or measured by the ownership of Leases, Wells or Production or the receipt of proceeds therefrom to the extent attributable to periods of time after the Effective Time;

(iii) An amount equal to any amounts paid by such Seller between the date hereof and the Closing Date for the acquisition of any asset included in the Assets and approved in writing by Purchaser;

(iv) The aggregate amount of all prepaid expenditures made by such Seller prior to the Effective Time for costs and expenses directly attributable to the Assets after the Effective Time;

(v) An amount equal to any amounts paid by such Seller prior to the Closing Date and relating to obligations arising under any Oil and Gas Contracts or other contracts or agreements included in the Assets during the Adjustment Period (other than amounts arising as a result of such Seller's breach of such contracts and agreements);

(vi) An amount equal to the Royalty Payment Amount allocable to such Seller set forth in Section 9.11;

(vii) An amount equal to sum of all Net Revenue Adjustments, if any, applicable to such Seller as set forth in Section 3.5; and

(viii) Any other amount agreed upon by Sellers and Purchaser prior to Closing.

The Adjustment Period Costs shall not include (i) any amount attributable to general or administrative costs of a Seller, including wage, salary or benefits costs of that Seller's employees (but shall include such general and administrative expenses charged to and paid by a Seller as overhead to a third party operator under a joint operating agreement included in the Oil and Gas Contracts or in the contracts related the operation of the Yuma Gathering System by J-W for JWG), (ii) any amounts attributable to depreciation, depletion or amortization, (iii) any amounts attributable to interest expense on any indebtedness of Sellers, (iv) any cost, loss or expense arising from Sellers' grossly negligent operation or maintenance of the Assets, including damages or similar amounts paid to any Person on account of such negligence, or (v) any amounts attributable solely to the consummation by Sellers of the transactions contemplated by this Agreement.

(b) With respect to each Seller, such Seller's allocable share of the Purchase Price shall be adjusted downward (without duplication) by the following:

(i) The aggregate amount of all income, proceeds and revenues received by such Seller for (A) the sale of oil, gas or other hydrocarbons or minerals produced (net of any production royalties and transportation costs, and of any production, severance, sales or other taxes paid by but not reimbursed to such Seller) from the Assets during the Adjustment Period, and (B) the sale, salvage or other disposition during the Adjustment Period of any property, equipment or rights included in the Assets, and all other amounts received by such Seller (other than interest income) with respect to the ownership or operation of the Assets during the Adjustment Period;

(ii) The aggregate amount of all income, proceeds and revenues received by such Seller as prepayments or similar payments for oil, gas or other hydrocarbons or minerals from the Assets not delivered prior to Closing;

(iii) The aggregate amount of all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income, franchise or similar entity level taxes) which become due and payable or accrue to the Assets prior to the Effective Time, which amount shall, where possible, be computed based on the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this clause shall be computed based upon such taxes and assessments assessed against the applicable portion of the Assets for the immediately preceding tax period just ended;

(iv) $1.49478 for each Mcf of gas that is overproduced and attributable to such Seller's interest, if any, in the Leases and Wells;

(v) An amount equal to such Seller's allocable share, if any, of the Title Defect Adjustment set forth in Section 3.4;

(vi) The aggregate allocated values of any of such Seller's Assets affected by a Casualty Loss in the event Purchaser so elects in accordance with Section 3.12(b);

(vii) An amount equal to such Seller's allocable share, if any, of the Environmental Remediation Adjustment set forth in Section 3.8(b);

(viii) An amount equal to the amount of such Seller's allocable share, if any, of all suspended funds plus accrued interest in the Suspense Accounts; and

(ix) Any other amount agreed upon by Sellers and Purchaser in writing prior to Closing.

2.5 Determination of Adjusted Purchase Price.

(a) Not less than five (5) days prior to Closing, Sellers shall prepare and submit to Purchaser for review and approval a draft settlement statement (in substantially the format set forth in Schedule 2.5 hereto) reflecting Sellers' good faith estimate of the Adjusted Purchase Price ("Closing Settlement Statement"), accompanied by all documentation reasonably required to confirm the information on the Closing Settlement Statement. The Closing Settlement Statement shall allocate the estimated Purchase Price adjustments and the Adjusted Purchase Price among J-W, Cohort, JWG, JWP, WLTD, CAW and LPM, and shall set forth the aggregate estimated Purchase Price Adjustments and the Adjusted Purchase Price calculated as to all Sellers taken together. Sellers represent that the Closing Settlement Statement will have been based on actual information available to Sellers at the time of its preparation and upon Sellers' good faith estimates and assumptions. The Parties shall negotiate in good faith and attempt to agree on the Closing Settlement Statement prior to Closing. Sellers shall provide additional information relating to the Closing Settlement Statement that is reasonably requested by Purchaser. In the event any estimated Purchase Price adjustments are not agreed upon prior to Closing, the estimate of the Adjusted Purchase Price for purposes of Closing shall be calculated based on Sellers' and Purchaser's agreed upon estimated Purchase Price adjustments and Sellers' good faith estimate of any disputed amounts (and any such disputes shall be resolved by the Parties or the Accounting Referee (as provided in clause (b) below) in connection with resolution of the Final Settlement Statement).

(b) As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Sellers shall prepare and deliver to Purchaser a final settlement statement ("Final Settlement Statement") setting forth exceptions to the Closing Settlement Statement and each proposed final adjustment to the Purchase Price and showing the calculation of each such adjustment. The Final Settlement Statement shall take into account only Adjustment Period Costs, receipts and other expense and revenue items relating to the Adjustment Period, or erroneous calculations set forth in the Closing Settlement Statement, in each case of which Seller or Purchaser becomes aware prior to the 150th day following Closing. Purchaser and its accountants shall be provided access to all of Seller's books, records, computer runs and other documents containing information on which the Final Settlement Statement is based for purposes of verifying the information contained in the Final Settlement Statement. As soon as reasonably practicable but not later than thirty (30) days following receipt of such Final Settlement Statement and records, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to such Statement. If the Purchaser fails to deliver such report prior to the expiration of such thirty (30) day period, then the Final Settlement Statement shall become final and binding upon the Parties. If Purchaser timely submits a report taking exception to the Final Settlement Statement, then the Parties shall undertake to agree on the Final Settlement Statement and the final Adjusted Purchase Price no later than one hundred fifty (150) days after the Closing Date. In the event that the Parties cannot reach agreement on the Final Settlement Statement and Adjusted Purchase Price within such period of time, the Parties shall either (i) agree to extend the 150-day period for a fixed period of time and cooperate to resolve any remaining Settlement Statement differences; or (ii) designate a mutually acceptable accounting firm (the "Accounting Referee") to determine such matters that remain unresolved with respect to adjustments to the Purchase Price. Sellers and Purchaser shall use their respective commercially reasonable efforts to cause the Accounting Referee to render a decision resolving the matters submitted to it within thirty (30) days following submission thereto. The costs of the Accounting Referee shall be borne 50% by Sellers and 50% by Purchaser. The decision of the Accounting Referee as to the Final Settlement Statement and Adjusted Purchase Price shall be final and binding upon the Parties and a final resolution of any disputes relating thereto to the same extent as a final judgment of a court of competent jurisdiction.

(c) On the first business day following the day the Final Settlement Statement becomes final and binding or, if applicable, the day on which the Accounting Referee renders its decision, Sellers or Purchaser, as the case may be, shall pay the other Party the amount, if any, shown on the Final Settlement Statement (including any modification resulting from the provisions of this Section 2.5) as being due to the other Party. All payments due hereunder shall be made by electronic funds transfer of immediately available funds to an account or accounts designated by the receiving Party.

Article III

Title, Environmental and Casualty Loss Matters

3.1 Seller's Title. Sellers will on the Closing Date have Defensible Title to the Assets and the right to convey such Assets free and clear of any and all liens, mortgages, pledges, claims, preferential purchase rights, requirements for consent to assign or other material defects or encumbrances, except for the Permitted Encumbrances (as defined in Section 3.3 below). At Closing, all of Sellers' right, title and interest to the Assets shall be transferred and conveyed by means of one or more assignments, bills of sale or deeds without representation or warranty of title, express or implied, except as to claims arising by, through, or under the Seller who purports to own the Assets which are subject to such transfer instrument, but not otherwise, and otherwise in the forms attached as exhibits hereto.

3.2 Definitions of "Defensible Title" and "Title Defects".

(a) As used in this Agreement, the term "Defensible Title" shall mean that title of the applicable Seller which:

(i) is recorded or filed and deducible of record (to the extent constituting real property), including the Bureau of Land Management and state records for federal and state leases (as applicable) and is free from doubt such that a prudent person engaged in the business of the ownership, development and operation of producing oil and gas properties, and gathering and compression facilities, in the area of the Assets, with knowledge of all the facts and their legal effect, would be willing to accept the same;

(ii) with respect to a PUD location or Well, entitles the applicable Seller to own, receive and retain, without reduction, suspension or termination, not less than the net revenue interest identified on Exhibit J or Exhibit K, respectively, of all Production produced, saved and marketed from each such PUD location or Well;

(iii) with respect to a PUD location or Well, requires the applicable Seller to bear no greater share of costs and expenses relating to the exploration, development, maintenance, operation, plugging and restoration of such Lease or Well than the working interest identified on Exhibit J or Exhibit K, respectively, for each such PUD location or Well (unless such Seller's net revenue interest therein is proportionately increased); and

(iv) is free and clear (except for Permitted Encumbrances as defined in Section 3.3 below) of all liens, mortgages, pledges, claims, preferential purchase rights, requirements for consent to assign, or other material defects or encumbrances of any kind and character.

(b) As used in this Agreement, the term 'Title Defect" shall mean any defect, other than a Permitted Encumbrance, which alone, or in conjunction with other defects, causes a Seller not to have Defensible Title to an Asset.

3.3 Definition of Permitted Encumbrances. As used in this Agreement, the term "Permitted Encumbrances" shall mean:

(a) lessor's royalties, overriding royalties, reversionary interests, net profits interests and similar burdens deducible of record to the extent accounted for in the determination of and which do not reduce the net revenue interest for any PUD location or Well below that set forth on Exhibit J or Exhibit K, respectively;

(b) division orders to the extent not in conflict with the net revenue interests or working interests set forth on Exhibit J or Exhibit K, respectively;

(c) preferential rights to purchase and required third-party consents to assignment with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired without the exercise of the rights prior to the Closing Date;

(d) any non-perfected liens for taxes or assessments not yet due and payable, or those that are being contested by Sellers in the ordinary course of business;

(e) any non-perfected materialman's mechanic's, repairman's, employee's contractor's, operator's and other similar liens or charges arising in the ordinary course of business, to the extent that the obligations covered thereby are not yet due and payable, or those that are being contested by Sellers in the ordinary course of business;

(f) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(g) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that individually or in the aggregate do not materially interfere with the value, ownership, development or operation of the Assets;

(h) all rights reserved to or vested in any governmental, statutory or public authority ("Governmental Authority") to control or regulate any of the Leases or Wells in any manner, and all applicable laws, rules and orders of Governmental Authorities in effect as of the Effective Date;

(i) any encumbrance or charge on or affecting the Assets which is removed or discharged by Seller at or prior to Closing;

(j) defects or irregularities of title (i) arising out of a lack of a survey, (ii) that are cured or curable by possession under applicable statutes of limitation and statutes relating to prescription, (iii) arising out of events or transactions which have been barred by limitations, (iv) arising out of failure to recite marital status or the omission of succession or heirship proceedings, or (v) arising out of prior oil and gas leases which, on their face, have expired and which have not been released of record; and

(k) any Title Defects that Purchaser shall have expressly waived in writing.

3.4 Title Failure: Defect Adjustments.

(a) "Defective Interest" shall mean each Seller's interest in any Asset or any portion thereof that is affected by a Title Defect. Purchaser shall give to J-W written notice ("Title Defect Notice") of any Title Defect of which it is aware promptly after it becomes aware of such Defect but in any event on or before a date that is seven (7) days prior to the Closing Date ("Title Defect Notice Date"). Such Title Defect Notice shall be in writing and shall include (i) a description of the Defective Interest, (ii) the basis for the Title Defect that Purchaser believes causes such interest in that Asset to be treated as a Defective Interest, plus copies of documents supporting such claim, (iii) the amount by which Purchaser reasonably believes the value of the Defective Interest has been reduced by the Title Defect (the "Title Defect Value"), and (iv) the computations and information upon which Purchaser's belief is based. Except as otherwise provided in Section 3.8(a), any Title Defect not asserted in writing by Purchaser prior to the Title Defect Notice Date shall be deemed waived by Purchaser for all purposes. No Title Defect may be asserted by Purchaser unless the associated Title Defect Value exceeds [***] ("Qualified Title Defect Value").

(b) No later than three (3) days following receipt of a Title Defect Notice, Sellers shall give written counter-notice to Purchaser (i) whether Sellers agree or disagree that the asserted Title Defect exists, (ii) that Sellers either (A) will attempt to cure an agreed Title Defect, or (B) do not intend to attempt to cure an agreed Title Defect, and (iii) whether Sellers agree or disagree with the Qualified Title Defect Value asserted by the Purchaser. Sellers' failure to deliver a counter-notice to Purchaser within such three (3)-day period shall be deemed a waiver by Sellers of their rights to attempt to cure a Title Defect, or to contest Purchaser's identification of a Title Defect and Defective Interest or calculation of the Qualified Title Defect Value. In such event, the Purchase Price will be reduced by the aggregate amount of all such Qualified Title Defect Values asserted by Purchaser (any such adjustment, the "Title Defect Adjustment"); provided that, for purposes of calculating the Title Defect Adjustment, the entire Title Defect Value of each Qualified Title Defect Value shall be included.

(c) If Sellers timely notify Purchaser of their intent to attempt to cure any asserted Title Defect, Sellers shall have a period of thirty (30) days from the receipt of the Title Defect Notice (the "Cure Period") to attempt to cure such asserted Title Defect at Sellers' own expense, and if applicable, the Closing Date shall be extended until the third business day after the earliest to occur of the following: (A) all such Title Defects are cured to the reasonable satisfaction of Purchaser, (B) Purchaser's receipt of Sellers' notice that Sellers are unable to cure the Title Defect, and (C) the expiration of the Cure Period, but in any event no later than the Outside Closing Date (as defined in Section 8.1(a)). If, by the end of the Cure Period, Sellers fail to cure to the reasonable satisfaction of Purchaser any asserted Title Defect that Seller attempts to cure, the Purchase Price shall be reduced by the Title Defect Adjustment calculated with reference to the Title Defects which Sellers have not so cured, and Sellers shall be relieved of any additional obligations to Purchaser with respect to such Title Defects.

(d) If Sellers notify Purchaser either that Sellers disagree with the existence of a Title Defect or Purchaser's calculation of the Qualified Title Defect Value, or if Purchaser notifies Sellers that it disputes Sellers' purported cure of a Title Defect, and if the Parties are unable to resolve their disagreement through good faith negotiation over a period of ten business days commencing on the date of receipt of the applicable notice, then the existence of the Title Defect, the calculation of the Qualified Title Defect Value, and/or the validity of Sellers' purported cure of a Title Defect will be determined by arbitration pursuant to Section 3.6 hereof.

(e) In determining which Assets or portions thereof are Defective Interests and the applicable Title Defect Value, it is the intent of the Parties to include, when possible, only that portion of the Assets materially and adversely affected by the Title Defect. The Title Defect Value shall not exceed the allocated value of the affected Asset as set forth on Exhibit J hereto, multiplied by the total affected working interest in that affected Asset. Subject to such limitation, any Title Defect Value shall be determined by the Parties in good faith taking into account all relevant factors, including the following: (i) the allocated value of the Asset affected by the Title Defect, (ii) the reduction in net revenue interest or the increase in working interest (without a corresponding increase in net revenue interest) of the Defective Interest, (iii) the productive status of the Defective Interest and the present value of future income expected to be produced therefrom, (iv) the amount of undrilled leasehold related to such Defective Interest, (v) the legal effect of the Title Defect, and (vi) the cost of curing the Title Defect.

3.5 Increases in Net Revenue Interest. In the event Sellers' net revenue interest in any Well or PUD location, as the same may be delivered or deliverable to Purchaser at Closing, exceeds the net revenue interest set forth for such Well or PUD location on Exhibit K or Exhibit J, respectively, then, as to each such Well or PUD location, Sellers shall be entitled to an upward adjustment of the Purchase Price calculated by subtracting (a) $10,000 from (b) the product obtained by multiplying (i) the allocated value of such Well or PUD location as set forth on Exhibit J times (ii) the quotient of (A) Sellers' actual net revenue interest in such Well or PUD location as delivered or deliverable to Purchaser at Closing divided by (B) the net revenue interest set forth for such Well on Exhibit K, or for such PUD location on Exhibit J. Any positive difference resulting from application of such formula is referred to herein as a "Net Revenue Adjustment."

3.6 Arbitration Procedures. If any matter is required by this Article to be arbitrated, such arbitration shall be conducted as set forth in this Section 3.6.

(a) The Parties shall jointly select an acceptable person, who shall be an oil and gas title attorney with at least ten years of experience in Colorado title matters, as the sole arbitrator under this Agreement. If the Parties are unable to agree upon the designation of a person as arbitrator, then either Sellers or Purchaser, or both such Parties, may in writing request the American Arbitration Association to appoint a qualified arbitrator.

(b) Any arbitration hearing shall be held at a place in Denver, Colorado acceptable to the arbitrator.

(c) The arbitrator shall settle disputes regarding the existence of Title Defects, Defective Interests, Qualified Title Defect Values and/or Seller's attempts to cure any Title Defects, in each case in accordance with applicable Colorado law and the procedural provisions of the Texas General Arbitration Act and the Rules of the American Arbitration Association, to the extent such rules do not conflict with Colorado law, the terms of such Act or the terms hereof. The decision of the arbitrator shall be binding upon the Parties, and may be enforced in any court of competent jurisdiction. Sellers and Purchaser, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrator shall be shared equally by Sellers and Purchaser.

(d) The arbitration shall commence within ten (10) days after the arbitrator is selected as set forth in Section 3.6(a) above. In fulfilling his duties hereunder, the arbitrator shall be bound by the terms of this Agreement. In fulfilling any of his arbitration duties, the arbitrator may consider such other matters as in the opinion of the arbitrator are necessary or helpful to make a proper evaluation. Additionally, the arbitrator may consult with and engage disinterested third parties, including, without limitation, petroleum engineers, and other attorneys and consultants, to advise the arbitrator, the charges of whom shall be borne equally by the Parties.

(e) If any arbitrator selected hereunder should die, resign or be unable to perform his duties hereunder the parties or if the parties are unable to agree, the American Arbitration Association shall select a replacement arbitrator. The aforesaid procedure shall be followed from time to time as necessary.

3.7 Effect of Defective Interests on Closing. If Purchaser asserts any Title Defects, Defective Interests and/or any Title Defect Adjustment, the following shall apply:

(a) Subject to satisfaction or waiver of the closing conditions, if Purchaser claims the value of a Title Defect is a Qualified Defect Value, the Parties shall proceed to the Closing as provided in this Agreement if (i) Sellers cure the asserted Title Defects which have Qualified Defect Value to the reasonable satisfaction of Purchaser, (ii) Purchaser agrees to waive the relevant Title Defects and purchase the Defective Interests notwithstanding the asserted Title Defects, or (iii) Purchaser and Sellers agree to the amount of the Title Defect Adjustment and the Purchase Price is reduced by such amount.

(b) If any matter is referred to arbitration under Section 3.6 of this Agreement, then, except as provided in clause (c) below, the Parties shall proceed to Closing, the asserted Defective Interests, each of which have an alleged Qualified Defect Value, shall be conveyed to Purchaser, and the amount payable by Purchaser at Closing shall be reduced by an amount equal to the aggregate Qualified Title Defect Values asserted by Purchaser (the "Withheld Payment"). The Withheld Payment shall be placed in the Performance Deposit Account. The Withheld Payment and any interest thereon shall be paid as follows:

(i) To Sellers, if and to the extent the arbitrator determines that (A) Title Defects asserted by Purchaser are not Title Defects; (B) Title Defects asserted by Purchaser have been cured; (C) Qualified Title Defect Values asserted by Purchaser exceed the actual Qualified Title Defect Values; or (D) an asserted Title Defect Value is not a Qualified Title Defect Value; and

(ii) To Purchaser, if and to the extent the arbitrator determines that Title Defects have been correctly asserted by Purchaser and that Title Defect Values have been correctly calculated by Purchaser and are Qualified Title Defect Values.

(c) If any matter is referred to arbitration under Section 3.6 of this Agreement and the aggregate Qualified Title Defect Values asserted by Purchaser with respect to the matters under arbitration exceeds [***] of the Purchase Price, then, unless this Agreement is terminated by Sellers or Purchaser pursuant to Article 7.2(g) or 7.1(f) hereof, Closing shall be postponed (but no later than the Outside Closing Date) until the arbitrator renders his final decision. Promptly after the arbitrator renders his decision, the Parties shall proceed to Closing. Thereafter the Assets, including any Defective Interests, shall be conveyed to the Purchaser, and the Purchase Price shall be reduced by the aggregate Title Defect Adjustment, if any.

3.8 Preferential Rights and Environmental Inspections.

(a) On or prior to Closing, Sellers shall furnish to Purchaser copies of all written waivers of preferential purchase rights and consents to the sale and transfer of the Assets which have been obtained from any third party. If any third party waiver of preferential purchase right or required consent (other than consents to be obtained from the State of Colorado or the Bureau of Land Management or other similar governmental entity that are customarily obtained subsequent to the sale or conveyance) applicable to the sale and transfer of the Assets, whether or not such waiver or required consent is identified on Schedule 3.8(a), is not obtained prior to the Closing, Purchaser may elect to treat that portion of an Asset subject to such waiver or consent requirement as a Defective Interest by giving Sellers written notice thereof on or prior to Closing. Should a third Person fail to exercise its preferential right to purchase as to any portion of the Assets, or fail to grant the necessary consent, prior to Closing, and the time to exercise such preferential right has not expired as of the Closing, either Party shall have the right to delay the Closing Date until the last to occur of (i)(A) the date an election is received from such third Person, or (B) the time to exercise the preferential right has expired, (ii) the necessary consents have been obtained, as applicable, or (iii) the Outside Closing Date.

(b) Purchaser shall have until the third business day preceding Closing to conduct, at its sole risk and expense, an ASTM Phase I environmental site assessment of the Assets using a reputable environmental consulting or similar firm (together with the Phase II environmental site assessment below, "Purchaser's Environmental Inspection"). Subject to the consent and cooperation of third parties, Sellers shall cooperate with reasonable requests by Purchaser and its agents to conduct Purchaser's Environmental Inspection. Purchaser will give Sellers 72-hour advance notice by fax or email of the locations and times of inspection to allow Sellers to be present to witness such inspections. Should Purchaser in good faith require a Phase II environmental site assessment including sampling, testing or drilling for core samples and/or water samples from the Assets, such sampling, testing or drilling shall only be done with the specific written permission of Sellers, which shall not unreasonably be withheld. Sellers shall have the right to receive a split sample from each so taken. Upon advance notice to Sellers, Purchaser shall have the right to delay the Closing Date for such periods of time as is necessary in good faith to permit Purchaser to complete Purchaser's Environmental Inspection, but in no event later than the Outside Closing Date. Purchaser shall give to Sellers written notice ("Environmental Defect Notice") of any environmental condition of which it is aware promptly after it becomes aware of such condition but in any event no less than third business day preceding Closing. The estimate of the cost of remediating any and all environmental conditions identified in Purchaser's Environmental Inspection and existing or occurring prior to the Closing Date shall be set forth in the Environmental Defect Notice; provided that no such cost estimate shall be included in the Environmental Defect Notice unless the cost estimate exceeds $5,000 per Well, compressor site or other location. Each such good faith remediation cost estimate exceeding $5,000.00 per Well, compressor site or other location is referred to herein as an "Environmental Remediation Adjustment". Purchaser shall be deemed to have waived any right to an Environmental Remediation Adjustment with respect to any environmental condition that is not described in a Environmental Defect Notice delivered to Sellers on or prior to the third business day preceding Closing.

(c) In accordance with Section 2.4(b)(vii) above, the Purchase Price shall be reduced by the aggregate amount of the Environmental Remediation Adjustments unless, no later than the business day preceding the Closing Date, Sellers notify Purchaser in writing of their intention to either (i) retain the Asset(s) affected by the environmental condition (provided that such retention right shall be limited to Wells (and Leases insofar as they contribute to the drilling and spacing units for such Wells) as to which the remediation cost set forth in the Environmental Defect Notice exceeds [***], and remediate the environmental condition affecting such Asset as Seller elects, or (ii) remediate one or more of the environmental conditions described in the Environmental Defect Notice. In such event, the Asset or Assets which are affected by the environmental conditions Sellers intend to remediate or which Sellers intend to retain shall not be conveyed to Purchaser at Closing, the Purchase Price shall be reduced by the aggregate allocated values of such Assets, and Sellers shall have a 30-day period within which to attempt to remediate such environmental conditions or confirm its decision to retain the specific Asset. If, at the end of such 30-day period, Sellers have remediated the environmental conditions to the reasonable satisfaction of Purchaser and otherwise in accordance with applicable law, Sellers shall convey the Assets affected thereby to Purchaser against delivery by Purchaser of an amount equal to the aggregate allocated values of such Assets. If, at the end of such 30-day period, Sellers have not remediated the environmental conditions to the reasonable satisfaction of Purchaser and still wish to convey the affected Asset, Purchaser shall have the right to elect (i) to acquire such Assets against delivery to Sellers of an amount equal to the difference between the aggregate allocated values of such Assets and the costs of remediating the environmental conditions affecting such Assets set forth in the Environmental Defect Notice (but not less than zero), or (ii) to reject such Assets and retain that portion of the Purchase Price equal to the aggregate allocated values of the affected Assets.

(d) Except to the extent otherwise required by law or judicial process, Purchaser shall exercise all due diligence in safeguarding and maintaining as confidential all data or information acquired during the Purchaser's Environmental Investigation. PURCHASER WAIVES AND RELEASES, AND AGREES TO DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS sellerS, THEIR directors, officers, employees, CONTRACTORS and agents, against claims for injury to or death to persons or damage to property arising in any way from Purchaser's Environmental InSPECTION(S).

3.9 Environmental Inspection. - Purchaser represents that it has been, or by Closing will have been, afforded the full opportunity to conduct the Purchaser's Environmental Inspection and such other inspection of the environmental condition of the Assets as it desires.

3.10 NORM. - Purchaser acknowledges that a portion of the Assets have been used for exploration, development, production, gathering, compression and dehydration of oil and gas, and that there may be petroleum, produced water, wastes or other materials located on, under or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, hazardous substances/materials, including hydrogen sulfide gas, or naturally occurring radioactive material ("NORM"). NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; the wells, materials and equipment located on or included in the Assets may contain NORM and other wastes or hazardous substances/materials; and NORM containing material and other wastes or hazardous substances/materials may have been buried, come in contact with the soil or otherwise been disposed of on or around the Assets. Special procedures may be required for the remediation, removal, transportation or disposal of wastes, asbestos, hazardous substances/materials, including hydrogen sulfide gas and NORM from the Assets. Purchaser shall control, store, handle, transport and dispose of, or discharge all materials, substances and wastes from the Assets (including produced water, hydrogen sulfide gas, drilling fluids, NORM and other wastes), whether present before or after the Effective Time, in a safe and prudent manner and in accordance with all applicable Environmental Laws (as defined below). Purchaser shall keep records of the types, amounts and location of materials, substances and wastes that are stored, transported, handled, discharged, released or disposed of onsite and offsite.

3.11 Environmental Releases and Indemnities.

(a) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EFFECTIVE FROM THE SECOND ANNIVERSARY OF THE CLOSING DATE, PURCHASER AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS, SELLERS, THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONTRACTORS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS FROM AND AGAINST, ANY AND ALL LIABILITIES, CLAIMS, SUITS, AND COSTS AND EXPENSES (INCLUDING COURT COSTS, REASONABLE ATTORNEYS FEES AND EXPENSES OF EXPERTS) (COLLECTIVELY, "LOSSES") ARISING OUT OF OR WITH RESPECT TO ANY POLLUTION OR CONTAMINATION, OR THE ENVIRONMENTAL CONDITION, OF THE ASSETS OCCURRING OR EXISTING PRIOR TO, ON OR AFTER THE CLOSING DATE, OR ANY VIOLATION OF ANY ENVIRONMENTAL LAW RELATING TO THE ASSETS WHICH OCCURRED ON OR PRIOR TO THE CLOSING DATE, WHETHER OR NOT SUCH LOSS IS CAUSED BY OR ATTRIBUTABLE TO SELLERS' NEGLIGENCE; PROVIDED THAT PURCHASER SHALL HAVE NO INDEMNITY OBLIGATION UNDER THIS SECTION 3.11(a) FOR LOSSES ATTRIBUTABLE OR RELATING TO THE SELLER'S OFFSITE DISPOSAL OF CONTAMINATED SOIL, OR HAZARDOUS WASTES OR MATERIALS FROM THE ASSETS.

(b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EFFECTIVE FROM THE CLOSING, EXCEPT WITH RESPECT TO CLAIMS BASED UPON OR ARISING OUT OF SELLER'S OFFSITE DISPOSAL OF CONTAMINATED SOIL, OR HAZARDOUS WASTES OR MATERIALS FROM THE ASSETS AND AS OTHERWISE EXPRESSLY PROVIDED TO THE CONTRARY IN THIS AGREEMENT, PURCHASER RELEASES SELLERS FROM, AND COVENANTS AND AGREES NOT TO SUE, FOR CONTRIBUTION OR OTHERWISE, OR OTHERWISE MAKE OR FILE ANY CLAIM OF ANY NATURE AGAINST SELLERS, FOR OR BASED UPON ANY injury, illness or death of any person(s) or for OR BASED UPON ANY damage, loss, pollution or contamination of any real or personal property, ground water or the environment IN EACH CASE ATTRIBUTABLE TO OR ARISING OUT OF ANY VIOLATION BY SELLERS OF ANY Environmental Laws, OR ANY ENVIRONMENTAL CONDITION OF THE ASSETS, directly or indirectly from, or incident to, the use, occupation, ownership, operation, condition (whether latent or patent), maintenance or abandonment of any of the Assets AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE ACTIVE, PASSIVE, JOINT, SOLE OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF SELLERS, OR SELLERS' CONTRACTORS OR SUBCONTRACTORS OR THE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES OF SELLERS' CONTRACTORS OR SUBCONTRACTORS, INCLUDING ANY STRICT LIABILITY UNDER ENVIRONMENTAL LAWS, REGARDLESS OF WHETHER ANY SUCH CLAIMS RESULT FROM ANY CONDITIONS, EVENTS, ACTIONS OR INACTIONS ARISING, OCCURRING OR OCCURRING PRIOR TO, ON OR AFTER THE EFFECTIVE TIME.

(c) For purposes of this Agreement, "Environmental Laws" shall mean any and all laws, statutes, regulations, rules, orders, ordinances, permits or determinations of any governmental authority pertaining to health, the environment, wildlife or natural resources in effect in or for the jurisdiction in which the Assets are located, including, without limitation, the Clean Air Act (Air Pollution Control Act), the Clean Water Act, the Federal Water Pollution Act, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act, Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources, Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Occupational, Safety & Health Act (OSHA), the Hazardous Materials Transportation Act, the Hazardous and Solid Waste Amendments of 1984 (HSWA), and any and all other past, present or future federal, state and local laws, statutes, regulations, rules, orders, ordinances, permits, licenses or determinations whose purpose is to conserve or protect health, the environment, wildlife or natural resources as any of the foregoing are now existing or may hereafter be amended or interpreted.

3.12 Casualty Loss. As used herein, the term "Casualty Loss" shall mean, with respect to all or any portion of any of the Assets, any damage or destruction by fire, blowout, storm or other casualty prior to Closing. Sellers shall promptly notify Purchaser of any Casualty Loss of which Sellers become aware. If any Casualty Loss occurs during the Adjustment Period, Purchaser may elect to (a) terminate this Agreement, but only in the event the aggregate allocated values of the affected Assets exceed 10% of the Purchase Price, (b) exclude the affected Assets from the transactions contemplated hereby and reduce the Purchase Price by the aggregate allocated values of such Assets, or (c) acquire such affected Assets notwithstanding such Casualty Loss, subject to Seller's agreement to transfer to Purchaser all unpaid insurance proceeds, claims, awards and other payments arising out of such Casualty Loss, and all amounts paid to Sellers as insurance proceeds, awards or other payment arising out of such Casualty Loss, plus the amount of any retention or deductible of Sellers.

Article IV

Certain Pre-Closing Actions

4.1 Access to Records. Between the date hereof and the Closing Date, Sellers shall give Purchaser and its representatives access to (a) the Records, (b) all information relating to the Assets that are in Sellers' possession or to which Seller is entitled and (c) Sellers' representatives with knowledge of the Assets. Such access by Purchaser shall be limited to Sellers' or such other party's normal business hours, upon reasonable advance notice, and shall be without material disruption of Sellers' normal and usual operations. In addition, Purchaser will have the right to copy, at Purchaser's expense, the Records. To the extent the Records and other information exist in electronic form, Sellers shall give Purchaser and its representatives access to review and analyze such electronic Records and other information. Sellers shall describe and show to the Purchaser the software containing the land and financial data and accounting. Upon Purchaser's request, J-W shall introduce Purchaser's representative to (i) J-W's computer technicians and (ii) the consulting company(ies) which provide J-W's land, accounting and database software so that, no later than the business day following the Closing, Purchaser may be able, at Purchaser's expense, to convert all of the Records and other information concerning the Assets into an electronic medium or media chosen by the Purchaser.

4.2 Independent Investigation, Related Indemnity and Disclaimer. Between the date hereof and the Closing Date, Purchaser will be afforded the opportunity to inspect the Assets and to conduct, at Purchaser's sole risk and expense, non-environmental onsite inspections, tests and inventories of the Assets. Any such non-environmental onsite inspections shall require 48-hour advance notice to Sellers. PURCHASER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS, THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL LOSSES ATTRIBUTABLE TO PERSONAL INJURIES, INCLUDING DEATH, OR PROPERTY DAMAGE ARISING OUT OF THE ACCESS OF PURCHASER, ITS OFFICERS, EMPLOYEES, AND REPRESENTATIVES TO THE ASSETS AND THE RECORDS AND OTHER RELATED INFORMATION PRIOR TO CLOSING AS PERMITTED UNDER THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS AND WATEROUS INTERNATIONAL (USA) INC. HAVE MADE NO, AND SELLERS HEREBY EXPRESSLY DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES BY THEM OR WATEROUS INTERNATIONAL (USA) INC. AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER FOR OR ON BEHALF OF SELLERS (INCLUDING, WITHOUT LIMITATION, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCTION PRICING ASSUMPTIONS, PRESENT PRODUCTION RATES, THE CONDITION OF ANY WELL, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING). EXCEPT WITH RESPECT TO THE REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLERS CONTAINED IN THIS AGREEMENT, IN ENTERING INTO AND PERFORMING THIS AGREEMENT, PURCHASER HAS RELIED SOLELY UPON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE ASSETS AND THEIR VALUE.

4.3 Covenants Regarding Conditions to Closing. Sellers and Purchaser shall use all reasonable efforts to cause all of the conditions precedent to the consummation of the transactions contemplated by this Agreement applicable to each of them to be met as promptly as possible and to take all such other actions as may be reasonably necessary to effect the consummation of the transactions contemplated by this Agreement.

4.4 Public Announcements. The Parties shall consult with each other prior to any public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby; provided, however, the foregoing shall not restrict disclosures by Purchaser or Sellers in compliance with applicable securities or other laws or in compliance with existing loan or other agreements binding such Party (or its affiliated companies) in such Party's discretion.

4.5 Confidentiality. Prior to Closing, except as otherwise required by law or court order, except for disclosures to its officers, employees and representatives with a need to know (which are expressly permitted hereby), Purchaser may disclose any non-public information it has received from Sellers only to Persons who have consented to be bound by confidentiality terms substantially similar to those set forth in the Confidentiality Agreement executed by Sellers and Purchaser in connection with the evaluation of the materials furnished by Sellers' Consultant, Waterous & Company USA, Inc., dated October 18, 2004 (the "Confidentiality Agreement").

4.6 Hiring of Sellers' Employees.

(a) J-W represents that it is the only employer of the employees who primarily render services in connection with the Assets. Purchaser may, but shall have no obligation to, hire any or all of J-W's employees primarily rendering services in connection with the Assets other than those employees (the "Retained Employees") listed on Schedule 4.6 attached hereto. At least three business days prior to the Closing Date, Purchaser shall provide J-W a written list of employees it desires to employ following the Closing Date. J-W agrees to cooperate in all reasonable respects with Purchaser to allow Purchaser to evaluate and interview employees other than the Retained Employees to make hiring decisions. Any of J-W's employees who are hired by Purchaser are referred to herein as "Hired Employees."

(b) At Closing, J-W shall terminate the employment of all Hired Employees. All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of J-W or arising under any legal requirement affecting employees of J-W incurred through and including the Closing Date or resulting from or arising from events or occurrences occurring or commencing through and including the Closing Date shall remain the responsibility of J-W, whether or not such employees are hired by Purchaser after Closing. Purchaser shall not have or assume any obligation or liability under or in connection with any such plan maintained by J-W. J-W shall remain solely responsible for, and shall defend, indemnify and save and hold harmless Purchaser, its Affiliates and its and their officers, directors, employees and agents against all Losses arising from or with respect to, all salaries and wages and all severance, vacation, medical, sick, holiday, continuation coverage and other compensation or benefits to which J-W's employees may be entitled, whether or not such employees may be hired by Purchaser, as a result of their employment by J-W, the consummation of the transactions contemplated hereby or pursuant to any applicable legal requirement (including without limitation the Worker Adjustment Retraining and Notification Act, 29 U.S.C. Sections 2101, et seq. ("WARN Act")) or otherwise relating to their employment by J-W. J-W shall retain full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed to by J-W and who has experienced a "qualifying event" or is receiving "continuation coverage through and including the Closing Date (with all such quoted terms having the meanings assigned them in Code Section 4980B).

(c) Nothing in this Section 4.6 or elsewhere in this Agreement shall be deemed to make any employee of the Parties a third party beneficiary of this Agreement.

4.7 Consents. Promptly after the date hereof, Sellers shall prepare for Purchaser's review and approval requests for all consents required in connection with the transactions contemplated by this Agreement. Sellers shall use their commercially reasonable efforts to cause such consents to be obtained and delivered on or before Closing. Purchaser shall cooperate with Sellers in seeking to obtain such consents. Should Sellers fail to obtain a necessary consent by Closing, Sellers shall use all reasonable efforts after Closing to obtain such consent and, until such consent is obtained, Sellers shall hold the affected Asset for the benefit of Purchaser and shall transfer to Purchaser all benefits, including payments, associated with ownership of such Asset.

4.8 Negative Covenants. From the date of execution of this Agreement to the Closing Date, without the prior written consent of Purchaser, or unless disclosed on Part I of Schedule 4.8 hereto, Sellers will not (i) enter into any new agreements or commitments with respect to the Assets; (ii) incur any liabilities with respect to the Assets other than in the ordinary course for normal operating expenses associated with the Assets, including with Sellers' ongoing drilling programs; (iii) abandon, or consent to abandonment of any producing, or shut-in well, or any injection well located on the Leases, or any unit associated therewith, or release or abandon any Lease or any portion thereof; (iv) modify or terminate any of the Oil and Gas Contracts, or waive any right thereunder, including, without limitation the rights of operation of any of the Assets; (v) encumber, sell, abandon, relinquish or otherwise dispose of any of the Assets other than personal property which is replaced with equivalent property or consumed in the ordinary course of operation of the Assets and other than hydrocarbons sold in the ordinary course of business; (vi) voluntarily permit any Leases or other material rights with respect to the Assets to expire, or waive or release any material rights with respect to the Assets; or (vii) purchase any additional interests in the Assets. Notwithstanding the foregoing, Purchaser has approved and Sellers shall conduct the operations disclosed on Part II of Schedule 4.8 hereto.

4.9 Operations Prior to Closing. From the date of execution of this Agreement to the Closing Date, Sellers shall (a) pay, or cause to be paid, all costs and expenses incurred in connection with the ownership and operation of the Assets and due during such time period, (b) operate the Assets in a good and workmanlike manner, consistent with prudent oilfield practices and in compliance with applicable law and the Oil and Gas Contracts and Leases, (c) submit to Purchaser, for prior written approval, all requests for operating or capital expenditures and all proposed agreements and contracts relating to the Assets which are not disclosed on Part II of Schedule 4.8 and which involve individual commitments of more than $25,000.00, (d) consult with Purchaser regarding all material matters concerning the operation, management and administration of the Assets, (e) obtain Purchaser's prior written approval prior to voting on any material matter under any operating, unit, joint venture, partnership or similar agreement, or (f) not approve, elect to go nonconsent as to, any proposed well or plug and abandon or agree to plug and abandon any Well without obtaining Purchaser's prior written consent. On any matter requiring Purchaser's approval under this Section 4.9, Purchaser shall respond within 48 hours to Sellers' request for approval and failure of Purchaser to respond to Sellers' request for approval within such time shall release Sellers from the obligation to obtain Purchaser's approval before proceeding on such matter.

4.10 Insurance. Sellers shall maintain in force from the date of execution of this Agreement to the Closing Date, insurance policies covering the Assets as required by the applicable operating agreements, or to the extent there are no operating agreements covering all or a portion of the Assets, then in the manner insured prior to the Effective Date in the ordinary course of business.

4.11 Reports. Sellers shall file all reports required to be filed from the date of execution of this Agreement to the Closing Date with Governmental Authorities relating to the Assets and make copies of such reports available to Purchaser.

4.12 Information. From the date hereof to the Closing Date, Sellers shall make available to Purchaser copies of all AFE's or other proposals generated or received by Sellers relating to the Assets. Sellers shall further make available written notice to Purchaser of any event, condition or occurrence within Sellers' actual knowledge which could reasonably be expected to have, individually or in the aggregate, a material impact on the Assets or any portion thereof, and prompt written notice of any notice of a default, claim, obligation or suit received by Sellers which affects any of the Assets or any portion thereof.

4.13 Exclusivity. Upon execution of this Agreement and until the termination of this Agreement pursuant to the terms hereof, Sellers will not directly or indirectly solicit or entertain, or cause any other Person to solicit or entertain, any other offer to acquire the Assets, or any portion thereof, or provide information to others concerning the Assets, or enter into any negotiation or agreement that provides for the acquisition of any portion of the Assets by a Person other than Purchaser.

4.14 Transfer of Operations. From the date of this Agreement until the Closing Date, Sellers shall not (i) conduct, or agree to conduct, any ballot or vote proposing a transfer of operations or designation of a successor operator (other than Purchaser) to any of the Assets (ii) execute a designation of successor operator naming a party other than Purchaser (iii) take any action or fail to take any action which would give rise to a claim for any Seller's removal as operator under any of the Contracts, or (iv) resign as operator of any of the Assets. Sellers shall use their reasonable efforts to cause co-owners of the Leases and Wells to execute the joint operating agreements covering such Leases and Wells and designate Purchaser as Operator thereof. Sellers shall take all commercially actions and execute all commercially reasonable documents as shall be necessary or desirable to cause Purchaser to be elected or appointed as successor operator of any of the Assets operated by any Seller, as of the Closing Date.

4.15 Sellers' Financial Records and Data. Notwithstanding anything in Section 4.1 to the contrary, during the period beginning on the date hereof through the 75th day following the Closing Date, each Seller shall provide to Purchaser, and its auditors and other representatives, within two business days after Purchaser's request, any audited or reviewed, segmented or other financial statements of such Seller as such presently exist and access to such Seller's financial, operating and other books and records, in each case at Purchaser's expense, as necessary in order to prepare and audit segmented and other financial statements and other reports as may be required by the rules and regulations of the United States Securities and Exchange Commission ("SEC"), the Securities Act of 1933 or other applicable law to be submitted by Purchaser in connection with, or to be incorporated by Purchaser in, any Form 8-K, 10-QSB, registration statement or other filing required to be submitted by Purchaser to the SEC. In addition, (a) no later than the business day following any request by Purchaser, its auditors or other representatives, each Seller shall make available knowledgeable financial and other personnel who shall respond during such day to requests for information and additional materials requested by Purchaser, its auditors and other representatives in connection with such filings, and (b) at Purchaser's expense, each Seller shall arrange for its auditor, if any, to promptly furnish such assistance to Purchaser as Purchaser shall reasonably request in connection with Purchaser's SEC filings. Each Seller acknowledges that Purchaser's rights under this Section 4.15 are unique and that Purchaser shall, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce its rights under this Section 4.15 by actions for specific performance to the extent permitted by applicable law. Each Seller further acknowledges that monetary damages would not be adequate compensation for any Loss suffered as a result of such Seller's breach of this Section 4.15, and waives the defense in any action for specific performance that a remedy at law would be adequate, and any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of equitable relief.

Article V

Representations and Warranties of Seller

Unless otherwise provided, each Seller, severally and not jointly, represents and warrants, with respect to itself or himself, to Purchaser as follows as of the date hereof and as of the Closing Date:

5.1 Existence/Sale of Assets. J-W represents that it is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Texas, and is in good standing and duly qualified to do business as a corporation in the State of Colorado. Cohort represents that it is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Texas, and is in good standing and duly qualified to do business as a corporation in the State of Colorado. JWG represents that it is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Texas, and is in good standing and duly qualified to do business as a corporation in the State of Colorado. JWP represents that it is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Texas, and is in good standing and duly qualified to do business as a corporation in the State of Colorado. WLTD represents that it is a limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Texas, and is in good standing and duly qualified to do business as a limited partnership in the State of Colorado. CAW is an individual and LPM is an individual.

5.2 Power. Such Seller has the requisite power to enter into and perform this Agreement and the transactions contemplated by this Agreement. Subject to rights to consent by, required notices to, filings with or other actions by, Governmental Authorities where the same are customarily obtained subsequent to the assignment of oil and gas interests, the execution, delivery and performance of this Agreement by such Seller, and the transactions contemplated by this Agreement, will not violate (a) any provision of the governing documents of such Seller, (b) any material agreement or instrument to which such Seller is a party or by which such Seller or any of its Assets are bound, (c) any judgment, order, ruling, or decree applicable to such Seller as a party in interest or its Assets or (d) any law, rule or regulation applicable to such Seller or its Assets, except, in the case of subsections (b), (c) and (d) above, a violation that would not have a material adverse effect on such Seller or its Assets or the consummation of the transactions contemplated hereby. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to the actual knowledge of such Seller, threatened against such Seller.

5.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement constitutes, and upon Closing each of the documents to be executed and delivered by such Seller at the Closing will constitute, the valid and binding obligation of such Seller; enforceable in accordance with its terms.

5.4 Liability for Brokers' Fees. Purchaser shall not directly or indirectly incur any liability or expense, as a result of undertakings or agreements of Sellers, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

5.5 Violations, Claims and Litigation. Such Seller has violated no laws, statutes, regulations or orders applicable to any of its Assets or the operation thereof which violation would reasonably be expected to materially and adversely affect the value of such Assets; provided that, as to WLTD, CAW and LPM only, such representation and warranty shall be deemed qualified and limited by such Seller's actual knowledge. Schedule 5.5 lists all pending and, to the actual knowledge of such Seller, threatened litigation involving such Seller or its Assets.

5.6 Taxes, Royalties and Assessments. All of such Seller's rentals, royalties and all ad valorem, property, production, severance, conservation, withholding and similar taxes with respect to its Assets which accrued during the period when such Seller has owned such Assets have been properly and fully paid prior to becoming delinquent, or are included within the Suspense Accounts tendered to Purchaser. All returns and reports to be filed by such Seller with respect to such matters have been duly and timely filed. Such Seller makes no representations as to the payment of these amounts during other periods, and specifically disclaims and shall not be responsible for any liability for any such amount attributable to periods during which such Seller did not own the applicable Assets.

5.7 Compliances. All of such Seller's interest in the Wells, the Ancillary Property, the Compression Property and the Yuma Gathering System have been drilled, completed and/or operated and maintained in material compliance with the Leases, the Oil and Gas Contracts, other agreements and all applicable laws and rules, regulations, permits, judgments, orders and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof; provided that, as to WLTD, CAW and LPM only, such representation and warranty shall be deemed qualified and limited by such Seller's actual knowledge.

5.8 Operations and Production. To the best of such Seller's actual knowledge, except as disclosed in Schedule 5.8, there has not occurred any physical change in any of its Assets (other than operations and production in the ordinary course) that materially affects the value, use or operation of such Assets (other than declines due to normal depletion).

5.9 Insurance. The Assets are covered against present losses by insurance of such types and in such amounts as are customary in the oil and gas industry, or as are required by any Lease, Oil and Gas Contract or other contract or agreement affecting the Assets. All such policies of insurance are, to the actual knowledge of Sellers, in full force and effect. There are no notices of any pending, or, to the actual knowledge of Sellers, threatened terminations with respect to any of such insurance policies and to the best of each Seller's knowledge and belief, Sellers are in compliance with all material conditions contained in such policies.

5.10 No Adverse Changes. Except as set forth on Schedule 5.10, from the date of the execution of this Agreement through Closing, (i) such Seller has not entered into any agreements or commitments with respect to the Assets; (ii) such Seller has not incurred any liabilities with respect to the Assets other than in the ordinary course for normal operating and drilling expenses associated with individual Wells and operations and maintenance of other Assets; (iii) such Seller has not abandoned, or consented to abandonment of, any producing or shut-in Well or any injection Well located on the premises associated with the Assets, or released or abandoned all or any portion of the Leases; (iv) to the actual knowledge of such Seller, there has been no material adverse change in the operations of the Leases; (v) such Seller has not modified or terminated any of the Oil and Gas Contracts or waived any right thereunder (vi) such Seller has not encumbered, sold, abandoned, relinquished, or otherwise disposed of any of the Assets other than personal property which is replaced with equivalent property or consumed in the ordinary course of operation of the Assets and other than hydrocarbons sold in the ordinary course of business; (vii) such Seller has not voluntarily permitted any Leases or other material rights with respect to the Assets to expire or waived or released any material rights with respect to the Assets; and (viii) such Seller has not purchased any additional interests in the Assets.

5.11 Calls on Production. Except as provided for on Schedule 5.11, there are no calls on production or contracts for sale of production encumbering the Assets which cannot be terminated upon thirty days or less notice, or which provide for the delivery of hydrocarbons at a price below the prevailing market price, or which provide for the delivery of hydrocarbons after the Effective Time as consideration for proceeds received prior to the Effective Time. Sellers have not in any respect collected, nor will Sellers in any respect collect any proceeds from the sale of hydrocarbons produced from the Properties which are subject to refund.

5.12 Gas Imbalances. Part I of Schedule 5.12 accurately sets forth all gas imbalances with respect to any of the Wells as of the Effective Time. Part II of Schedule 5.12 accurately sets forth all of the Yuma Gathering System gas imbalances as of the Effective Time. Unless Yuma Gathering System gas imbalances are corrected prior to Closing, JWG shall retain all of the obligations and responsibility for handling and correcting such gas imbalances (whether by balancing, payment or other negotiations) as of the Effective Time.

5.13 Suspense Accounts. Schedule 5.13 sets forth a list of all funds (including interest owed thereon, if any) held in suspense by J-W on behalf of other Sellers on the date hereof that are attributable to the Leases and Wells (the "Suspense Accounts").

5.14 Information. All documents furnished to Purchaser by Sellers, including all maps, reports and analyses, are true and correct copies of documents contained in such Seller's files. All information and data reflecting volumes of oil and gas production from the Leases and furnished by such Seller to Purchaser are true and correct, except for such inaccuracies as would not have a material adverse effect on the financial condition or value of the Assets taken as a whole. The representations and warranties in this Section 5.14 shall not be construed as representations or warranties with respect to the accuracy of any estimates, forecasts or conclusions contained in any document, any such representations or warranties being expressly denied.

5.15 Preferential Purchase Rights and Consents. Except as set forth in Schedule 3.8(a), no Lease, operating agreement or other agreement or document included in the Assets contains any option, right of first refusal or preferential purchase right that will become exercisable by the consummation of the transactions contemplated by this Agreement. To the actual knowledge of Sellers, except as set forth in Schedule 3.8(a), no Lease, operating agreement or other agreement or document included in the Assets contains any requirement that any such Asset cannot be assigned to Purchaser without the prior consent of a third party.

5.16 Employees and Employee Benefits.

(a) There are no collective bargaining agreements applicable to any Hired Employees, and J-W has no duty to bargain with any labor organization with respect to such Persons. There are no pending or, to the actual knowledge of J-W, threatened unfair labor practice charges against J-W, or any demand for recognition, or any other request or demand from a labor organization for representative status, with respect to any Hired Employees.

(b) J-W has complied in all material respects with all applicable legal requirements relating to the employment of labor, including the WARN Act, the Employee Retirement Income Security Act of 1974 ("ERISA"), continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age, sex, face and disability discrimination, immigration control and the payment and withholding of taxes. J-W is not a party to any material labor or employment dispute involving any of the Hired Employees.

(c) To the actual knowledge of J-W, neither J-W, nor any ERISA Affiliate of J-W, and no employee benefit plan or arrangement in which any J-W employee participates is in material violation of any provision of ERISA. After Closing, none of Purchaser or any of its ERISA Affiliates shall be required, under ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue any employee benefit plan or arrangement currently maintained by J-W or any of J-W's ERISA Affiliates.

Article VI

Representations and Warranties of Purchaser

Purchaser represents and warrants to Sellers as follows as of the date hereof and as of the Closing Date:

6.1 Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation in all jurisdictions in which the nature of its business makes such qualification necessary.

6.2 Power. Purchaser has the requisite power to enter into and perform this Agreement and the transactions contemplated by this Agreement Subject to rights to consent by, required notices to, and filings with or other actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests, the execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not violate (a) any provision of the governing documents of Purchaser, (b) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound; (c) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (d) any law, rule or regulation applicable to Purchaser, except, in the cases of subsections (b), (c) or (d) above, a violation that would not have a material adverse effect on Purchaser or the consummation of the transactions contemplated hereby.

6.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the transaction contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement constitutes, and upon Closing each of the documents to be delivered by Purchaser at Closing will constitute, the valid and binding obligation of Purchaser, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.4 Liability for Brokers' Fees. Sellers shall not directly or indirectly incur any liability or expense, as a result of undertakings or agreements of Purchaser or its affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

6.5 Claims and Litigation. There are no claims, actions, suits, or proceedings pending or threatened against Purchaser which, if determined adversely to Purchaser, would affect Purchaser's ability to perform its obligations under this Agreement.

6.6 Knowledge and Experience. Purchaser is a sophisticated purchaser, knowledgeable in the evaluation of oil and gas properties, equipment, and gathering systems and has performed due diligence on the Assets and performed all necessary tasks involved in evaluating the Assets, to the Purchaser's complete satisfaction. Purchaser represents that (i) it is engaged in the business of exploring for, producing oil and gas, gathering and compressing gas as an ongoing business and (ii) it is purchasing the Assets for its own account and not with the intent to resell the Assets in violation of any federal or state securities laws. Purchaser is an experienced and knowledgeable investor in oil and gas properties, compression and gathering systems, has the financial and business expertise to evaluate the merits and risks of the transactions covered by this Agreement and has relied solely on the basis of its own independent investigation of the Assets for all purposes. Purchaser acknowledges that it has had the opportunity to seek the advice of persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties.

Article VII

Conditions to Closing and Closing

7.1 Conditions of Sellers to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of Sellers, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Purchaser set forth in this Agreement that are qualified by materiality or a material adverse effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance. Purchaser shall have performed all obligations, covenants and agreements hereunder and shall have complied with all covenants and conditions applicable to it contained in this Agreement prior to or on the Closing Date.

(c) Pending Matters. No suit, action or other proceeding by a Governmental Authority shall be pending which seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

(d) Bonds. Purchaser shall have delivered to Sellers either (i) copies of any bonds, in form and substance and issued by a corporate surety satisfactory to Seller, covering any Seller operated properties required under any laws, rules or regulations of any federal, state or local governmental agencies having jurisdiction over the Assets, or (ii) a commitment by a surety company, satisfactory to Sellers, to issue such bonds upon Closing.

(e) Closing Documents. Purchaser shall have executed and delivered all documents to be executed and delivered by it at the Closing pursuant to Section 7.5.

(f) Title Defect and Environmental Remediation Adjustments. The aggregate of the Title Defect Adjustment and Environmental Remediation Adjustment shall not have reduced the Purchase Price by more than ten percent (10%).

7.2 Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Sellers set forth in this Agreement that are qualified by materiality or a material adverse effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to the exceptions provided for on the Schedules attached hereto) as though made on and as of the Closing Date, and the representations and warranties of Sellers set forth in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (without giving effect to the exceptions provided for on the Schedules attached hereto) as though made on and as of the Closing Date.

(b) Performance. Sellers shall have performed all obligations, covenants and agreements hereunder and shall have complied with all covenants and conditions applicable to them contained in this Agreement prior to or on the Closing Date.

(c) Pending Matters. No suit, action or other proceeding by a third party or Governmental Authority shall be pending which seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

(d) Preferential Rights and Consents. All necessary consents (other than consents to be obtained from the State of Colorado or the Bureau of Land Management or other similar Governmental Authority that are customarily obtained after the sale or conveyance) to assignment and waivers of preferential rights to purchase, reassignment and similar provisions shall have been obtained or the Purchase Price for the Asset affected thereby shall have been adjusted as provided for in this Agreement.

(e) Closing Documents. Sellers shall have executed and delivered all documents to be executed and delivered by them at the Closing pursuant to Section 7.4.

(f) Releases. Purchaser shall have received at Closing releases and termination statements, in form and substance acceptable to Purchaser, properly executed and acknowledged, releasing the Assets from all outstanding liens and security interests (other than the Permitted Encumbrances).

(g) Title Defect and Environmental Remediation Adjustments. The aggregate of the Title Defect Adjustment and Environmental Remediation Adjustment shall not have reduced the Purchase Price by more than ten percent (10%).

(h) No Material Adverse Change. There shall have been no material adverse change in the Assets, taken as a whole, since the Effective Date, other than changes in oil and gas prices and changes affecting the oil and gas industry generally.

(i) Closing by Certain Sellers. All Sellers shall be ready, willing and able to consummate the transactions herein; provided that this condition shall be deemed satisfied if all Sellers, other than CAW and LPM, are ready, willing and able to consummate the transactions herein.

7.3 Time and Place of Closing.

Subject to the earlier satisfaction or waiver of the closing conditions herein and to Purchaser's right to postpone the Closing in order to complete Purchaser's Environmental Inspection, consummation of the purchase and sale transaction as contemplated by this Agreement (the "Closing") shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at a mutually agreeable date after December 27, 2004 and prior to the Outside Closing Date, in Dallas, Texas, at a location specified by Sellers. The date on which the Closing occurs is herein referred to as the "Closing Date."

7.4 Obligations of Sellers at Closing. At the Closing Sellers shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a) one or more Assignments and Bills of Sale for the Leases, Wells, Production, Oil and Gas Contracts and Ancillary Property in substantially the form of Exhibit L, executed by the applicable Sellers;

(b) assignments on appropriate forms, of state and federal leases included in the Assets ("Governmental Assignments") executed by the applicable Sellers;

(c) letter-in-lieu of transfer orders covering the Assets and production therefrom ("Letters-in-Lieu") executed by the applicable Sellers;

(d) copies of any consents, waivers of preferential rights to purchase and approvals of third parties;

(e) Designation of Successor Operator forms for federal leases and state leases, to the extent applicable, included in the Assets executed by Sellers;

(f) the Closing Settlement Statement executed by Sellers;

(g) an Assignment and Bill of Sale of the Yuma Gathering System in substantially the form of Exhibit M hereto, executed by JWG;

(h) an Assignment and Bill of Sale of the Compression Property in substantially the form of Exhibit N hereto, executed by JWP;

(i) an Assignment and Bill of Sale of the Vehicles in substantially the form of Exhibit O plus the titles thereto, executed by J-W;

(j) an Assignment and Bill of Sale of Inventory in substantially the form of Exhibit P , executed by J-W;

(k) a certificate of non-foreign status of each Seller which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) in substantially the form of Exhibit Q;

(l) one or more deeds as necessary to convey Sellers' right, title and interest in and to any mineral or other fee interests included in the Assets;

(m) possession of the Assets free and clear of any liens or encumbrances other than Permitted Encumbrances;

(n) (1) a certificate signed by a responsible officer of each corporation or limited partnership certifying that all of the representations and warranties of that Seller made hereunder are true and correct at and as of Closing, as if made on the Closing Date, (2) a certified copy of the Resolution of the Board of Directors of the General Partner of WLTD and a certified copy of the Resolutions of J-W, Cohort, JWG, and JWP authorizing the transactions as contemplated by this Agreement, such certified copy to show the dates of adoption and that on the Closing Date the resolutions have not been rescinded or modified, and (3) a Certificate of the Secretary of certain Sellers showing the incumbency of the officers executing instruments on behalf of the General Partner of WLTD, of J-W, Cohort, JWG and JWP;

The Records shall be made available at their present location(s) within one day of the Closing in order to give Purchaser the opportunity to move such Records to the location of Purchaser's choice.

7.5 Obligations of Purchaser at Closing. At the Closing Purchaser shall deliver to Sellers, among other things, the following:

(a) a wire transfer of the Adjusted Purchase Price, set forth in the Closing Settlement Statement;

(b) execution and acknowledgement of all Assignments and Bills of Sale by Purchaser;

(c) the Governmental Assignments executed by Purchaser;

(d) any other agreements required by Sellers to be executed by Purchaser in order to assign the Sellers' interest to Purchaser;

(e) the Closing Settlement Statement executed by Purchaser; and

(f) (1) a certificate signed by a responsible officer of Purchaser certifying that all of the representations and warranties of Purchaser made hereunder are true and correct at and as of Closing, as if made on the Closing Date, (2) a certified copy of the Resolution of the Board of Directors of Purchaser authorizing the transactions as contemplated by this Agreement, such certified copy to show the dates of adoption and that on the Closing Date the resolutions have not been rescinded or modified, and (3) a Certificate of the Secretary of Purchaser showing the incumbency of the officers executing instruments on behalf of Purchaser.

Article VIII

Termination and Amendment

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by Purchaser or Sellers, upon written notice to the other, if Closing shall not have occurred on or before March 31, 2005 (the "Outside Closing Date") for any reason other than a breach or default by the terminating Party of its respective covenants, agreements or other obligations hereunder, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects;

(b) at any time, by written agreement of Sellers and Purchaser; or

(c) by Purchaser or Sellers, upon written notice to the other, in the event the aggregate of the Title Defect Adjustment and Environmental Remediation Adjustment exceeds [***] of the Purchase Price.

8.2 Effect of Termination.

(a) If termination occurs pursuant to Sections 8.1(b) or (c), the Performance Deposit, plus all interest accrued thereon, shall be returned to Purchaser (and Sellers shall execute all instruments necessary to cause such return), and, except as provided in clause (b) below, neither Purchaser nor Sellers shall have any further obligation or liability under this Agreement.

(b) If termination occurs pursuant to Section 8.1(a), the Performance Deposit, plus all interest accrued thereon, shall be returned to Purchaser (and Sellers shall execute all instruments necessary to cause such return), and neither Purchaser nor Sellers shall have any further obligation or liability under this Agreement; provided, however, that if Sellers terminate this Agreement under Section 8.1(a) due to Purchaser's inability or failure to close the transactions contemplated herein, and (i) all of the conditions set forth in Section 7.2 hereof have been satisfied and (ii) Sellers are not then in breach or default of their respective covenants, agreements or obligations herein and all of their representations are then true and accurate, Sellers may retain the Performance Deposit and all interest accrued thereon as liquidated damages and not a penalty (and Purchaser shall execute all instruments necessary to allow such retention), and as Sellers' sole and exclusive remedy for Purchaser's default; and provided, further, that if Purchaser terminates this Agreement under Section 8.1(a) due solely to Sellers' inability of failure to close the transactions contemplated herein, and (iii) all of the conditions set forth in Section 7.1 have been satisfied and (iv) Purchaser is not then in breach or default of its respective covenants, agreements or obligations herein and all of its representations are then true and accurate, Purchaser may seek specific performance of Sellers' obligations hereunder as Purchaser's sole and exclusive remedy for Sellers' default.

(c) If termination occurs due to a failure to satisfy the closing condition set forth in Section 7.2(h) hereof, and such failure is not attributable to an act or omission of any Seller, then upon such termination Sellers may retain the Performance Deposit and all interest accrued thereon (and Purchaser shall execute all instruments necessary to allow such retention).

The provisions of Section 8.2 shall survive any termination of this Agreement.

Article IX

Certain Post-Closing Obligations

9.1 Taxes and Fees. Purchaser shall pay all sales taxes attributable to or based upon the sale of the Properties (provided that the Parties shall cooperate in seeking to avail themselves of any applicable exemption from application of sales taxes) and all documentary, filing and recording fees required in connection with the filing and recording of any assignments.

9.2 Further Assurances. After Closing, Sellers and Purchaser shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action including payment of monies as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law.

9.3 Purchaser's Post-Closing Obligations.

(a) If at any time subsequent to the Closing, Purchaser acquires or receives any monies or property belonging to the Sellers that was not previously accounted for by credit or adjustment according to this Agreement, such money or other property shall be promptly remitted or delivered to the Sellers.

(b) Subsequent to Closing, Purchaser assumes all duties and obligations of the owner of the Assets which accrue or arise from and after the Effective Time. Without limitation of the foregoing, subsequent to Closing, Purchaser assumes (i) all obligations of Sellers under or with respect to the Assets accruing or arising after the Effective Time, (ii) all accounts payable and contractual obligations incurred by Sellers in accordance with this Agreement with respect to the Assets attributable to periods on or after the Effective Time, (iii) the obligation to make proper distribution of any Suspense Accounts transferred to Purchaser in accordance with standard industry practice, regardless of whether the suspense funds therein accrued prior or subsequent to the Effective Time, and (iv) all liabilities and obligations resulting from injury or death to persons and damage to property which occur after the Closing Date, to the extent attributable to acts or omissions after the Closing Date.

(c) SUBSEQUENT TO CLOSING, PURCHASER AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS SELLERS, THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY LOSSES CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO (i) THE BREACH BY PURCHASER OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, (ii) THE OWNERSHIP OR OPERATION OF THE ASSETS AFTER THE CLOSING, REGARDLESS OF WHETHER SUCH LOSSES ARE DUE IN WHOLE OR IN PART TO THE BREACH BY PURCHASER OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, (iii) ANY UNTRUTH OR INACCURACY IN OR THE BREACH BY PURCHASER OF ANY OF ITS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN.

9.4 Sellers' Post-Closing Obligations

(a) If at any time subsequent to the Closing, Sellers possess, acquire or receive any monies or property belonging to the Purchaser that was not previously accounted for by credit or adjustment according to this Agreement, such monies or other property shall be promptly remitted or delivered to the Purchaser. It is the intention of the Parties that all accounts receivable (or similar obligations) attributable to sales subsequent to the Effective Time shall belong to the Purchaser and, accordingly, Sellers agree to participate in any joint notice from Sellers to the account debtors instructing them to make all payments on such obligations directly to the Purchaser and to exercise all reasonable efforts to help Purchaser collect such obligations.

(b) Except for the obligations assumed by Purchaser pursuant to this Agreement, each Seller, severally and not jointly, shall be responsible for and discharge all claims, costs, expenses and liabilities with respect to its interest in the Assets which accrue or relate to the times prior to the Effective Time.

(c) EACH SELLER, SEVERALLY AND NOT JOINTLY, AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS PURCHASER, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY LOSSES ARISING FROM OR ATTRIBUTABLE TO SUCH SELLER'S SHARE OF AND INTEREST IN THE (i) THE OWNERSHIP OR OPERATION OF THE ASSETS PRIOR TO THE CLOSING (EXCEPT WITH RESPECT TO POLLUTION, CONTAMINATION, ENVIRONMENTAL CONDITIONS AND OTHER ENVIRONMENTAL LIABILITIES FOR WHICH, AND TO THE EXTENT, PURCHASER HAS AGREED TO INDEMNIFY SELLERS UNDER SECTION 3.11(a) ABOVE OR TO RELEASE SELLERS UNDER SECTION 3.11(b) ABOVE), (ii) THE BREACH BY SUCH SELLER OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, OR (iii) ANY UNTRUTH OR INACCURACY IN OR THE BREACH BY SUCH SELLER OF ANY OF ITS REPRESENTATIONS OR WARRANTIES CONTAINED HEREIN.

9.5 Files and Records As soon as practicable after Closing, Purchaser and Sellers shall arrange for the delivery of the Records to Purchaser. For a period of two years after the Closing Date, Purchaser shall allow Sellers access to the Records during Purchaser's normal business hours for the purpose of filing or amending a tax return or for any other legitimate business purpose; provided that any copies of Records made by Sellers shall be at the sole expense of Sellers.

9.6 Disclaimers of Representations and Warranties. The express representation and warranties of Sellers contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR SELLERS' EXPRESS REPRESENTATIONS, WARRANTIES AND AGREEMENTS CONTAINED HEREIN, SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND PURCHASER HEREBY EXPRESSLY WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (I) THE ENVIRONMENTAL CONDITION OF THE ASSETS, (II) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (III) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (V) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH PURCHASER AND SELLERS THAT THE PERSONAL PROPERTY, EQUIPMENT, PIPELINES, COMPRESSORS, EQUIPMENT, METERS, VEHICLES, INVENTORY, AND FIXTURES AND ITEMS OF MOVABLE PROPERTY INCLUDED WITHIN THE DEFINITION OF ASSETS ARE TO BE CONVEYED TO PURCHASER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. SELLERS AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

9.7 Waiver of DTPA It is the intent of the Parties that Purchaser's rights and remedies with respect to the transactions contemplated by this Agreement and with respect to all acts or practices of Sellers, past, present or future, in connection with the transactions contemplated by this Agreement shall be governed by legal principles other than the Texas Deceptive Trade Practices - Consumer Protection Act, Tex. Bus. & Ann.  Section 17.41 et seq. (Vernon 1987 and Supp. 1994) (the "DTPA") or any similar statute of any jurisdiction that may be applicable to the transactions contemplated hereby. As such, Purchaser hereby waives the applicability of the DTPA or any similar statute to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA or any similar statute; provided, however, Purchaser does not waive Section 17.555 of the DTPA. Purchaser acknowledges, represents and warrants that it is purchasing the Assets covered by this Agreement for commercial or business matters; that it is able to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Sellers. Purchaser expressly recognizes that the price for which Sellers have agreed to sell the Assets and perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA or any similar statute and this waiver of the DTPA and any similar statute. Purchaser further recognizes that Sellers, in determining to proceed with the entering into of this Agreement have expressly relied on the provisions of this Section 9.7.

9.8 Survival. Except as otherwise provided herein, the representations and warranties included or provided herein shall survive the Closing for a period of two (2) years, and all covenants, agreements and indemnities herein shall survive the Closing indefinitely until fully performed.

9.9 Recording. As soon as practicable after Closing, Purchaser shall (a) record the conveyances in the appropriate counties, (b) file the federal and/or state lease assignments with the appropriate governmental agencies; and (c) provide Sellers with copies of the recorded copies of the conveyances.

9.10 Suspense Funds; Cure Amounts.

Pursuant to Section 2.4(b)(viii), the Purchase Price shall be adjusted downward in an amount equal to all suspensed funds including interest in the Suspense Accounts described in Schedule 5.13. Sellers shall indemnify and hold Purchaser harmless against any and all Losses associated with any suspensed funds in the Suspense Accounts attributable to the period of time prior to the Effective Time, to the extent such Losses exceed the amount by which the Purchase Price was adjusted pursuant to Section 2.4(b)(viii). Purchaser shall be responsible for distributing the suspensed funds plus interest in the Suspense Accounts.

9.11 Royalty and Rental Payment Obligations. Upon the request of Purchaser, Sellers shall, during a period ending no later than the 90th day following the Closing Date, continue to timely and properly make all royalty and rental payments due and payable after the date hereof with respect to the Leases or Wells; provided that Purchaser shall (a) reimburse Sellers in full for all such royalty and rental payments to the extent they relate to periods of time after the Effective Time, and (b) pay Sellers $25,000.00 per month, payable in advance on the first day of each month after the Closing during which Sellers perform such payment services for Purchaser's account (collectively, the "Royalty Payment Amount"). Purchaser shall reimburse Seller for all actual costs for checks, mailing costs, envelopes and other third party costs related to such payment situations.

9.12 Sellers' Covenant Not to Compete. For a period of two (2) years after the Closing, no Seller nor any of its Affiliates shall, either acting alone or in concert with others, directly or indirectly, purchase, lease or otherwise acquire any working, mineral, royalty or other oil and gas interest of any kind within two (2) miles of any Lease or mineral interest included in the Assets; provided that such restrictions shall not apply to any acquisition by any Seller or its Affiliates pursuant to a merger or consolidation or of all or substantially all of the assets of another Person.

Article X

Miscellaneous

10.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

10.2 Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by overnight courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Sellers:	J-W Operating Company, Agent P.O. Box 226406 Dallas, Texas 75222
Physical Address:	15508 Wright Brothers Drive, Addison, Texas 75001
Attention:	Shelley Dawson
Telephone:	972-233-8791
Facsimile:	972-991-0704
Email:	Sdawson@jwoperating.com <mailto:Sdawson@jwoperating.com>

With Copies to:	Miller Mentzer, P.C. 100 N. Main St. P.O. Box 130 Palmer, Texas, 75219
Attention:	Larry Mentzer
Telephone:	214-720-2222
Facsimile:	214-720-0599
Email	lmentzer@milmen.com <mailto:lmentzer@milmen.com>

If to Purchaser:	Berry Petroleum Company 5201 Truxtun Ave. Suite 300 Bakersfield, California 93309-0640
Attention:	Steven Burke
Telephone:	661-616-3815
Facsimile:	661-616-3882
Email:	stb@bry.com <mailto:stb@bry.com>

With copies to	Jackson, DeMarco & Peckenpaugh 2815 Townsgate Road, Suite 200 Westlake Village, California 91361
Attention:	Laura McAvoy
Telephone	805-495-7489
Facsimile	805-230-0087
Email:	lmcavoy@jdplaw.com <mailto:lmcavoy@jdplaw.com>

And:	Holland & Hart LLP 555 Seventeenth Street, Suite 2700 Denver, Colorado 80201
Attention:	Davis O'Connor
Telephone	303-295-8081
Facsimile:	303-295-8261
Email:	doconnor@hollandhart.com <mailto:doconnor@hollandhart.com>

All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

10.3 Expenses. All expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

10.4 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations.

10.5 Captions. The captions in this Agreement are for convenience and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

10.6 Waivers. Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.7 Assignment. No Party shall assign all or any part of this Agreement, provided that Purchaser shall have the right to assign or delegate any of its rights or duties hereunder to an Affiliate, without the prior written consent of Sellers provided, however, such assignment shall not relieve Purchaser of its obligations hereunder. Any assignment made in violation of this Section 10.7 shall be void.

10.8 Entire Agreement. This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

10.9 Amendment. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties.

10.10 Exhibits and Schedules. All Exhibits and Schedules attached to or referred to in this Agreement are incorporated into and made a part of this Agreement. Disclosure on any Exhibit or Schedule is deemed to be disclosure for all purposes under this Agreement.

10.11 Limitation on Liability. NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE) TO ANY OTHER PARTY REGARDING ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR A CLAIM OF BREACH HEREOF.

10.12 Binding Effect, Third Parties and Joint Ventures. This Agreement will inure to the benefit of and will be binding upon the Parties and their respective successors and permitted assigns. This Agreement constitutes an agreement solely among the Parties, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any person or entity other than the Parties and their respective successors or permitted assigns, or otherwise constitute any person or entity a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, express or implied, is intended to, or will constitute the Parties partners or participants in a joint venture.

10.13 Time of the Essence. The Parties agree that time is of the essence in the transactions provided for and contemplated herein.

[signature pages follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Effective Date.

SELLER: J-W OPERATING COMPANY

By:___________________________________

Its:___________________________________

SELLER: COHORT ENERGY COMPANY

By:___________________________________

Its:____________________________________

SELLER: J-W GATHERING COMPANY

By:___________________________________

Its:____________________________________

SELLER: J-W POWER COMPANY

By:___________________________________

Its:____________________________________

SELLER: WESTERMAN, LTD.

By: Westerman Interests, Inc., Its General Partner

By:___________________________________

Its:____________________________________

SELLER:

______________________________________

CARL A. WESTERMAN

SELLER:

______________________________________

LOYLE P. MILLER

PURCHASER: BERRY PETROLEUM COMPANY

By:___________________________________

Robert F. Heinemann

Its: President and Chief Executive Officer

List of Exhibits and Schedules
A	Leases
B	Wells
C-1	JOAs
C-2	Other Oil and Gas Contracts
D-1	Well Equipment
D-2	Cohort Rights of Way
D-3	Water Disposal Systems
D-4	Cohort Pipelines
D-5	Mineral Interestsq
E-1	Yuma Gathering System Rights of Way
E-2	Yuma Gathering System Facilities
E-3	Yuma Gathering System Agreements
E-4	Yuma Gathering System Inventory
F-1	Compression Property
F-2	Compression Property Air Permits
G	J-W Vehicles
H	Inventory
I-1	Excluded Assets - CNG
I-2	Excluded Assets - Northwest Repulbican
I-3	Excluded Assets - Miscellaneous
J	Tax Purchase Price Allocation
2.5	Form of Closing Settlement Statement
K	Working and Net Revenue Interests in Wells
3.8(a)	Preferential Rights and Consents to Assign
4.6	Retained Employees
4.8-Part I	Pending Agreements
4.8-Part II	Capital Expenditures
5.5	Violations, Claims and Litigation
5.8	Changes in Assets
5.10	Adverse Changes
5.11	Calls on Production
5.12-Part I	Gas Imbalances: Wells
5.12-Part II	Gas Imbalances: Yuma Gathering System
5.13	Suspense Accounts
L	Form of Assignment and Bill of Sale
M	Form of Assignment and Bill of Sale (Yuma Gathering System)
N	Form of Assignment and Bill of Sale (Compression Property)
O	Form of Assignment and Bill of Sale (Vehicles)
P	Form of Assignment and Bill of Sale (Inventory)
Q	FIRPTA Certificate